Exhibit 10.36
September 20, 2006
Michael D. Perry
Vitria Technology, Inc.
945 Stewart Drive
Sunnyvale, California
Dear Mike:
          In the event you are the subject of a Covered Termination in 2007 under the Vitria Technology, Inc. Key Employee Retention and Severance Plan, adopted on January 22, 2002, and you meet the other terms and conditions required for receipt of benefits thereunder, you shall receive pursuant to Section 2.2.1 thereof not less than $125,000 less any amount that you have received for your 2006 target bonus or incentive payment.
          No other term of the Vitria Technology, Inc. Key Employee Retention and Severance Plan is affected by this letter agreement.
          This letter agreement shall constitute the full and entire understanding and agreement between the parties with regard to the subject hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements, except as specifically set forth herein.
          This letter agreement shall be interpreted in accordance with and governed by the laws of the State of California as applied to contracts entered into and entirely to be performed within that state, except to the extent preempted by applicable federal law.
Sincerely

/s/ Dale Skeen
Dale Skeen Chief Executive Officer

Agreed and Accepted:

/s/ Michael D. Perry
Michael D. Perry